Exhibit 99.01

Trimble Announces First Quarter 2012 Revenue of $502.3 Million, Up 31 Percent; Non-

GAAP Earnings per Share of $0.68, Up 36 Percent, as Compared to First Quarter 2011

SUNNYVALE, Calif., May 3, 2012 – Trimble (NASDAQ: TRMB) today announced first quarter revenue of $502.3 million, up 31 percent as compared to the first quarter of 2011.

Going forward, as subscription and software sales become a more material part of Trimble’s total revenue, the company will break out its revenue in three categories – product, service and subscription. For the first quarter of 2012, Trimble’s product revenue was $398.5 million, or 79 percent of total revenue; service revenue was $57.4 million, or 12 percent of total revenue; and subscription revenue was $46.3 million, or 9 percent of total revenue.

GAAP operating income for the first quarter of 2012 was $59.8 million, up 37 percent as compared to the first quarter of 2011. GAAP operating margin in the first quarter of 2012 was 11.9 percent as compared to 11.4 percent in the first quarter of 2011.

GAAP net income for the first quarter of 2012 was $50.8 million, up 28 percent as compared to the first quarter of 2011. Diluted earnings per share in the first quarter of 2012 were $0.40 as compared to diluted earnings per share of $0.32 in the first quarter of 2011.

First quarter 2012 non-GAAP operating income of $101.7 million was up 45 percent as compared to the first quarter of 2011. Non-GAAP operating margin was 20.3 percent as compared to 18.2 percent in the first quarter of 2011.

Non-GAAP net income of $87.3 million for the first quarter of 2012 was up 40 percent as compared to the first quarter of 2011. Diluted non-GAAP earnings per share in the first quarter of 2012 were $0.68 as compared to diluted non-GAAP earnings per share of $0.50 in the first quarter of 2011.

First quarter 2012 non-GAAP results exclude:

•	Restructuring expense of $526 thousand as compared to $866 thousand in the first quarter of 2011;

•	Amortization of intangibles of $28.8 million as compared to $16.1 million in the first quarter of 2011;

•	Stock-based compensation expense of $7.8 million as compared to $6.8 million in the first quarter of 2011;

•	Acquisition-related inventory step-up charge of $8 thousand as compared to $508 thousand in the first quarter of 2011;

•	Acquisition-related costs of $5.2 million as compared to $3.0 million in the first quarter of 2011 and;

•	Foreign exchange loss of $1.6 million from a hedge associated with an acquisition as compared to no loss in the first quarter of 2011.

“First quarter revenue and profits established new milestones for Trimble. We are particularly encouraged by the continuing improvement in margins,” said Steven W. Berglund, Trimble’s president and chief executive officer. “Market conditions were generally stable worldwide, although European markets remain uncertain and commercial and residential construction remains weak. Overall, the results for the first quarter reinforce our optimistic outlook for the year.”

Segment operating income is revenue less cost of sales and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

First quarter 2012 E&C revenue was $248.9 million, up 31 percent as compared to the first quarter of 2011. This growth was driven primarily by strong sales of machine control and survey products across North America, Europe and Asia Pacific and acquisitions.

First quarter operating income in E&C was $40.1 million, or 16.1 percent of revenue as compared to $22.8 million, or 12.0 percent of revenue in the first quarter of 2011. Non-GAAP operating income was $42.8 million, or 17.2 percent of revenue, as compared to $25.1 million, or 13.2 percent of revenue, in the first quarter of 2011. The improvement in operating income was due to operating leverage on higher revenue and acquisitions.

Field Solutions

First quarter 2012 Field Solutions revenue was $147.5 million, up 20 percent as compared to the first quarter of 2011 due primarily to increased sales of agricultural and Geographic Information System (GIS) products and acquisitions.

First quarter 2012 Field Solutions operating income was $62.4 million, or 42.3 percent of revenue, as compared to $52.5 million, or 42.7 percent of revenue, in the first quarter of 2011. Non-GAAP operating income was $63.0 million, or 42.7 percent of revenue, as compared to $53.0 million, or 43.1 percent of revenue, in the first quarter of 2011.

Mobile Solutions

First quarter 2012 Mobile Solutions revenue was $78.4 million, up 76 percent as compared to the first quarter of 2011, primarily due to the PeopleNet acquisition.

First quarter 2012 Mobile Solutions operating income was $7.4 million, or 9.4 percent of revenue, as compared to an operating loss of $1.3 million, or negative 3.0 percent of revenue, in the first quarter of 2011. Non-GAAP operating income was $8.2 million, or 10.4 percent of revenue, as compared to an operating loss of $338 thousand, or approximately break-even, in the first quarter of 2011. The improvement in non-GAAP operating margin was due to the PeopleNet acquisition and increased profitability from the base business.

Advanced Devices

First quarter 2012 Advanced Devices revenue was $27.5 million, up 3 percent as compared to the first quarter of 2011.

Operating income in Advanced Devices for the first quarter of 2012 was $3.3 million, or 12.1 percent of revenue, as compared to $3.9 million, or 14.4 percent of revenue, in the first quarter of 2011. Non-GAAP operating income in Advanced Devices was $4.0 million, or 14.4 percent of revenue, as compared to $4.5 million, or 16.9 percent of revenue, in the first quarter of 2011.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the second quarter of 2012 Trimble expects revenue between $510 million and $515 million with GAAP earnings per share of $0.41 to $0.43 and non-GAAP earnings per share of $0.69 to $0.71. Non-GAAP guidance excludes the amortization of intangibles expense of $29.1 million related to previous acquisitions; anticipated acquisition costs of $5.0 million; and the anticipated impact of stock-based compensation expense of $8.0 million. Both GAAP and non-GAAP earnings per share assume a 15 to 17 percent tax rate, 129.0 million shares outstanding and interest costs of $4.0 million.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on May 3, 2012 at 1:30 p.m. PT to review its first quarter 2012 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). A replay of the call will be available for seven days at (855) 859-2056 (U.S.) or (404) 537-3406 (international) and the pass code is 67982054. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the second quarter 2012, the expected tax rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions and the anticipated number of shares outstanding and interest costs. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its Mobile Solutions segment or integrate new acquisitions. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	First Quarter of
	2012	2011
Revenues:
Product	$398,538	$326,932
Service	57,430	33,519
Subscription	46,299	23,842

Total revenues	502,267	384,293

Cost of sales:
Product	193,044	164,335
Service	22,521	14,382
Subscription	14,431	7,158
Amortization of purchased intangible assets	13,121	6,888

Total cost of sales	243,117	192,763

Gross margin	259,150	191,530

Gross margin (%)	51.6%	49.8%
Operating expenses
Research and development	60,235	43,232
Sales and marketing	76,024	61,207
General and administrative	46,886	33,472
Restructuring	481	767
Amortization of purchased intangible assets	15,676	9,177

Total operating expenses	199,302	147,855

Operating income	59,848	43,675
Non-operating income, net
Interest income	372	285
Interest expense	(4,235)	(496)
Foreign currency transaction gain (loss), net	(2,213)	306
Income from equity method investments, net	6,192	2,763
Other expense, net	363	(252)

Total non-operating income, net	479	2,606

Income before taxes	60,327	46,281
Income tax provision	10,255	7,409

Net income	50,072	38,872
Less: Net loss attributable to noncontrolling interests	(746)	(831)

Net income attributable to Trimble Navigation Ltd.	$50,818	$39,703

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.41	$0.33

Diluted	$0.40	$0.32

Shares used in calculating earnings per share:
Basic	124,370	121,819

Diluted	127,760	125,856

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

As of	First Quarter 2012	Fiscal Year End 2011
Assets
Current assets:
Cash and cash equivalents	$209,146	$154,621
Accounts receivables, net	324,663	275,201
Other receivables	4,109	7,103
Inventories, net	224,656	232,063
Deferred income taxes	43,829	44,632
Other current assets	27,316	19,437

Total current assets	833,719	733,057
Property and equipment, net	66,462	62,724
Goodwill	1,379,353	1,297,692
Other purchased intangible assets, net	502,013	476,791
Other non-current assets	90,525	82,211

Total assets	$2,872,072	$2,652,475

Liabilities
Current liabilities:
Current portion of long-term debt	$87,929	$65,918
Accounts payable	103,119	97,956
Accrued compensation and benefits	73,314	73,894
Deferred revenue	134,165	105,066
Accrued warranty expense	17,871	18,444
Other accrued liabilities	49,555	50,045

Total current liabilities	465,953	411,323
Non-current portion of long-term debt	535,204	498,518
Non-current deferred revenue	16,025	13,113
Deferred income taxes	102,940	95,594
Other non-current liabilities	48,394	45,025

Total liabilities	1,168,516	1,063,573

Commitments and contingencies
Equity
Shareholders’ equity:
Common stock	921,780	878,514
Retained earnings	736,457	685,639
Accumulated other comprehensive income	28,821	5,140

Total Trimble Navigation Ltd. shareholders’ equity	1,687,058	1,569,293
Noncontrolling interests	16,498	19,609

Total equity	1,703,556	1,588,902
Total liabilities and equity	$2,872,072	$2,652,475

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	First Quarter of
	2012	2011
Cash flow from operating activities:
Net Income	$50,072	$38,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	5,562	4,603
Amortization expense	28,797	16,065
Provision for doubtful accounts	587	359
Deferred income taxes	146	(1,393)
Stock-based compensation	7,789	6,798
Income from equity method investments	(6,192)	(2,763)
Excess tax benefit for stock-based compensation	(7,580)	(8,357)
Provision for excess and obsolete inventories	3,111	2,489
Other non-cash items	(977)	577
Add decrease (increase) in assets:
Accounts receivables	(46,425)	(40,624)
Other receivables	2,211	5,776
Inventories	5,928	(8,717)
Other current and non-current assets	(7,972)	4,927
Add increase (decrease) in liabilities:
Accounts payable	4,205	16,377
Accrued compensation and benefits	(1,895)	(10,241)
Deferred revenue	29,569	(1,219)
Accrued warranty expense	(728)	(40)
Other current and non-current liabilities	1,450	4,438

Net cash provided by operating activities	67,658	27,927

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(101,392)	(38,979)
Acquisition of property and equipment	(7,644)	(4,036)
Acquisitions of intangible assets	(755)	(250)
Other	251	44

Net cash used in investing activities	(109,540)	(43,221)

Cash flow from financing activities:
Issuance of common stock, net	26,682	27,785
Excess tax benefit for stock-based compensation	7,580	8,357
Proceeds from long-term debt and revolving credit lines	181,500	—
Payments on short-term and long-term debt	(122,850)	(672)

Net cash provided by financing activities	92,912	35,470

Effect of exchange rate changes on cash and cash equivalents	3,495	3,378

Net increase in cash and cash equivalents	54,525	23,554
Cash and cash equivalents - beginning of period	154,621	220,788

Cash and cash equivalents - end of period	$209,146	$244,342

REPORTING SEGMENTS

(Dollars in thousands)

(Unaudited)

	Reporting Segments
	Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices
FIRST QUARTER OF FISCAL 2012 :
Revenues	$248,885	$147,499	$78,383	$27,500
Operating income before corporate allocations:	$40,077	$62,361	$7,358	$3,339
Operating margin (% of segment external net revenues)	16.1%	42.3%	9.4%	12.1%
FIRST QUARTER OF FISCAL 2011 :
Revenues	$190,034	$123,053	$44,421	$26,785
Operating income (loss) before corporate allocations:	$22,779	$52,505	$(1,334)	$3,863
Operating margin (% of segment external net revenues)	12.0%	42.7%	(3.0%)	14.4%

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

			First Quarter of
			2012		2011
			Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
GROSS MARGIN:
GAAP gross margin:			$259,150	51.6%	$191,530	49.8%
Restructuring	(A	)	45	0.0%	99	0.0%
Amortization of purchased intangible assets	(B	)	13,121	2.6%	6,888	1.9%
Stock-based compensation	(C	)	520	0.1%	468	0.1%
Amortization of acquisition-related inventory step-up	(D	)	8	0.0%	508	0.1%

Non-GAAP gross margin:			$272,844	54.3%	$199,493	51.9%

OPERATING EXPENSES:
GAAP operating expenses:			$199,302	39.7%	$147,855	38.5%
Restructuring	(A	)	(481)	-0.1%	(767)	-0.2%
Amortization of purchased intangible assets	(B	)	(15,676)	-3.2%	(9,177)	-2.4%
Stock-based compensation	(C	)	(7,269)	-1.4%	(6,330)	-1.6%
Acquisition costs	(E	)	(4,766)	-0.9%	(2,190)	-0.6%

Non-GAAP operating expenses:			$171,110	34.1%	$129,391	33.7%

OPERATING INCOME:
GAAP operating income:			$59,848	11.9%	$43,675	11.4%
Restructuring	(A	)	526	0.1%	866	0.2%
Amortization of purchased intangible assets	(B	)	28,797	5.7%	16,065	4.2%
Stock-based compensation	(C	)	7,789	1.6%	6,798	1.8%
Amortization of acquisition-related inventory step-up	(D	)	8	0.0%	508	0.1%
Acquisition costs	(E	)	4,766	1.0%	2,190	0.5%

Non-GAAP operating income:			$101,734	20.3%	$70,102	18.2%

NON-OPERATING INCOME, NET:
GAAP non-operating income, net:			$479		$2,606
Acquisition loss	(E	)	444		765
Foreign exchange loss associated with acquisition	(F	)	1,578		—

Non-GAAP non-operating income, net:			$2,501		$3,371

				GAAP and Non-GAAP Tax Rate % (H)		GAAP and Non-GAAP Tax Rate % (H)
INCOME TAX PROVISION:
GAAP income tax provision:			$10,255	17%	$7,409	16%
Non-GAAP items tax effected:	(G	)	7,464		4,353

Non-GAAP income tax provision:			$17,719	17%	$11,762	16%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.			$50,818		$39,703
Restructuring	(A	)	526		866
Amortization of purchased intangible assets	(B	)	28,797		16,065
Stock-based compensation	(C	)	7,789		6,798
Amortization of acquisition-related inventory step-up	(D	)	8		508
Acquisition costs	(E	)	5,210		2,955
Foreign exchange loss associated with acquisition	(F	)	1,578		—
Non-GAAP tax adjustments	(G	)	(7,464)		(4,353)

Non-GAAP net income attributable to Trimble Navigation Ltd.			$87,262		$62,542

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.			$0.40		$0.32
Restructuring	(A	)	—		0.01
Amortization of purchased intangible assets	(B	)	0.23		0.13
Stock-based compensation	(C	)	0.06		0.05
Amortization of acquisition-related inventory step-up	(D	)	—		—
Acquisition costs	(E	)	0.04		0.02
Foreign exchange loss associated with acquisition	(F	)	0.01		—
Non-GAAP tax adjustments	(G	)	(0.06)		(0.03)

Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.			$0.68		$0.50

OPERATING LEVERAGE:
Increase in non-GAAP operating income			$31,632		$13,048
Increase in revenue			$117,974		$65,278
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)			26.8%		20.0%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

(Dollars in thousands, except per share data)

(Unaudited)

			First Quarter of
			2012		2011
				% of Segment		% of Segment
				Revenue		Revenue
SEGMENT OPERATING INCOME:
Engineering and Construction
GAAP operating income before corporate allocations:			$40,077	16.1%	$22,779	12.0%
Stock-based compensation	(I	)	2,756	1.1%	2,338	1.2%

Non-GAAP operating income before corporate allocations:			$42,833	17.2%	$25,117	13.2%

Field Solutions
GAAP operating income before corporate allocations:			$62,361	42.3%	$52,505	42.7%
Stock-based compensation	(I	)	643	0.4%	512	0.4%

Non-GAAP operating income before corporate allocations:			$63,004	42.7%	$53,017	43.1%

Mobile Solutions
GAAP operating income (loss) before corporate allocations:			$7,358	9.4%	$(1,334)	-3.0%
Stock-based compensation	(I	)	793	1.0%	996	2.2%

Non-GAAP operating income (loss) before corporate allocations:			$8,151	10.4%	$(338)	-0.8%

Advanced Devices
GAAP operating income before corporate allocations:			$3,339	12.1%	$3,863	14.4%
Stock-based compensation	(I	)	632	2.3%	651	2.5%

Non-GAAP operating income before corporate allocations:			$3,971	14.4%	$4,514	16.9%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business. Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangible assets, stock-based compensation and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income, net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income, net excludes acquisition costs associated with unusual acquisition related items such as an adjustment to a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and payments made or received to settle earn-out and holdback disputes. These costs are specific to particular acquisitions and vary significantly in amount and timing. Non-GAAP non-operating income, net also excludes a foreign exchange loss specifically associated with a hedge for one of our acquisitions. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

Non-GAAP items tax effected adjusts the provision for income taxes to reflect the effect of certain non-GAAP items on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, a foreign exchange loss from a hedge associated with an acquisition, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, a foreign exchange loss from a hedge associated with an acquisition, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue is contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

Non-GAAP segment operating income

Non-GAAP segment operating income excludes stock-based compensation from GAAP segment operating income (loss). We believe this information is useful to investors because some may exclude stock-based compensation as an alternative view when assessing trends in the operating income of our segments.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparison. Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangible assets, stock based compensation, amortization of acquisition-related inventory step-up, acquisition costs, a foreign exchange loss from a hedge associated with an acquisition, and non-GAAP tax adjustments. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A) - ( I ) below,

(A)	Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance.

(B)	Amortization of purchased intangible assets. Included in our GAAP presentation of gross margin, operating expenses, operating income, and net income is amortization of purchased intangible assets. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding the amortization of purchased intangible assets, which primarily represents technology and/or customer relationships already developed, it enhances comparability by allowing investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies.

(C)	Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the first quarter of fiscal 2012 and 2011, stock-based compensation was allocated as follows:

	First Quarter of
(Dollars in thousands)	2012	2011
Cost of sales	$520	$468
Research and development	1,229	1,096
Sales and Marketing	1,791	1,634
General and administrative	4,249	3,600

	$7,789	$6,798

(D)	Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is non-cash expense that we do not believe is indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

(E)	Acquisition costs. Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs. Included in our GAAP presentation of non-operating income, net, acquisition costs include unusual acquisition related items such as an adjustment to a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and payments made or received to settle earn-out and holdback disputes. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

(F)	Foreign exchange loss associated with acquisition. This amount represents a loss on a foreign exchange hedge associated with one of our acquisitions. We excluded the foreign exchange loss from our non-GAAP measures because we believe that the exclusion of this item provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods.

(G)	Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A) - (F) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

(H)	GAAP and non-GAAP tax rate %. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.

(I)	Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance as it is a non-cash expense. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors. Stock-based compensation not allocated to the reportable segments was approximately $3.0 million and $2.3 million for the first quarters of fiscal 2012 and 2011, respectively.